For more information, contact:

McCall Butler
917-209-5792
mbutler@attnews.us

RECORD WIRELESS SALES, STRONG REVENUE AND EARNINGS GROWTH HIGHLIGHT AT&T’S THIRD-QUARTER RESULTS

▪
$2.08 diluted EPS compared to $0.54 diluted EPS in the third quarter of 2009; EPS of $0.55, excluding $1.53 in one-time gains from a previously disclosed tax settlement and the sale of Sterling Commerce

▪	Consolidated revenues from continuing operations of $31.6 billion in the third quarter, up $847 million, or 2.8 percent, versus the year-earlier period

▪	11.4 percent growth in wireless revenues, with a 10.5 percent increase in wireless service revenues

▪	Record wireless volumes, with more than 8 million postpaid integrated device sales

▪	2.6 million increase in total wireless subscribers — the highest third-quarter net gain in the company's history — to reach 92.8 million subscribers in service

▪	Postpaid subscriber ARPU (average monthly revenues per subscriber) up 2.0 percent to $62.84, the seventh consecutive quarter with a year-over-year increase

▪	1.32 percent total wireless churn, best-ever third-quarter

▪	30.5 percent growth in wireless data revenues, up $1.1 billion versus the year-earlier quarter

▪	First year-over-year growth in wireline consumer revenues in more than two years

▪	30.0 percent growth in consumer IP data revenues, driven by AT&T U-verse® expansion

▪	236,000 net gain in AT&T U-verse TV subscribers to reach 2.7 million in service, with continued high broadband and voice attach rates

▪	148,000 net gain in wireline broadband connections

▪	15.4 percent growth in revenues from strategic business services such as Ethernet, Virtual Private Networks (VPNs), hosting and application services

Note: AT&T's third-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. ET on Thursday, Oct. 21, 2010, at www.att.com/investor.relations.

DALLAS, Oct. 21, 2010 — AT&T Inc. (NYSE:T) today reported third-quarter results highlighted by growth in consolidated revenues, strong sales of integrated devices, gains in IP-based and strategic business services, and disciplined execution on cost initiatives.

“This was a terrific mobile broadband quarter,” said Randall Stephenson, AT&T chairman and chief executive officer. “A record number of customers signed new two-year contracts and integrated device sales outpaced our previous best by a wide margin. Wireless revenues continue to grow, churn is reaching record low levels, and postpaid ARPU increased for the seventh straight quarter.

“These trends add to our momentum and confidence,” Stephenson said. “Mobile broadband is the industry’s most powerful growth driver, and demand is in its early stages in both the consumer and business segments. AT&T is well positioned for the opportunities ahead.”

Third-Quarter Financial Results

(On August 27, 2010, AT&T completed its sale of Sterling Commerce to IBM for approximately $1.4 billion in cash. Third-quarter comparisons are based on results from continuing operations, which exclude results from Sterling Commerce in all periods.)

For the quarter ended September 30, 2010, AT&T's consolidated revenues totaled $31.6 billion, up $847 million, or 2.8 percent, versus the year-earlier quarter, marking the company's third consecutive quarter with a year-over-year revenue increase. Versus the second quarter of this year, consolidated revenues were up $773 million, or 2.5 percent.

Compared with results for the third quarter of 2009, operating expenses were $26.1 billion versus $25.4 billion; operating income was $5.5 billion, up from $5.4 billion; and AT&T's operating income margin was stable at 17.3 percent, compared to 17.5 percent.

Third-quarter 2010 net income attributable to AT&T totaled $12.3 billion, or $2.08 per diluted share, including $1.53 in one-time gains from a previously disclosed tax settlement and the sale of Sterling Commerce. These results compare with reported net income attributable to AT&T of $3.2 billion, or $0.54 per diluted share, in the third quarter of 2009. Excluding one-time gains, earnings grew 3.8 percent to $0.55 per diluted share, compared to $0.53 per diluted share in the year-earlier quarter.

Third-quarter 2010 cash from operating activities totaled $9.5 billion; capital expenditures totaled $5.5 billion, including a nearly 64 percent increase in wireless-related capital investment versus the year-earlier quarter, as AT&T aggressively deploys next-generation wireless broadband networks. Free cash flow — cash from operating activities minus capital expenditures — totaled $4.0 billion.

Compared with results for the first three quarters of 2009, year to date through the third quarter, cash from operating activities totaled $25.4 billion versus $25.4 billion; capital expenditures totaled $13.7 billion versus $11.6 billion; and free cash flow totaled $11.6 billion versus $13.9 billion.

Wireless Operational Highlights

Led by a record quarter of integrated device sales, AT&T delivered solid third-quarter growth in its wireless business, including double-digit wireless revenue gains. Highlights included:

Best-Ever Third-Quarter Subscriber Gain. AT&T posted a net gain in total wireless subscribers of 2.6 million, to reach 92.8 million in service. Third-quarter net add growth reflects rapid adoption of smartphones, increases in prepaid subscribers and growth in a host of connected devices such as eReaders, security systems, fleet management and global positioning systems in both the business and consumer markets. Retail net adds for the quarter include postpaid net adds of 745,000 and prepaid net adds of 321,000. Connected device net adds were 1.2 million, and reseller net adds were 406,000.

Total Churn at Record Third-Quarter Level. Postpaid churn was 1.14 percent — matching the third-quarter record set in 2009 — and total churn reached a best-ever third-quarter level of 1.32 percent versus 1.42 percent in the third quarter of 2009.

Record Integrated Device Sales. More than 8 million postpaid integrated devices were activated in the third quarter, the most quarterly activations ever. More than 80 percent of postpaid sales were integrated devices. (Integrated devices are handsets with QWERTY or virtual keyboards in addition to voice functionality and are a key driver of wireless data usage.)

At the end of the quarter, 57.3 percent of AT&T's 67.7 million postpaid subscribers had integrated devices, up from 42.0 percent a year earlier. The average ARPU for integrated devices on AT&T's network is 1.7 times that of the company's non-integrated device base. More than 80 percent of integrated device subscribers are on FamilyTalk and/or business discount plans. Churn levels for these plans continue to run below the company's postpaid base.

AT&T’s third-quarter integrated device growth included 5.2 million iPhone activations, the most iPhone activations ever in a quarter. This is 62 percent more than the previous quarterly record of 3.2 million activated in the second quarter of 2010. Approximately 24 percent of those activations were for customers who were new to AT&T.

Data Revenue Growth of 30.5 Percent. Wireless data revenues — from messaging, Internet access, access to applications and related services — increased $1.1 billion, or 30.5 percent, from the year-earlier quarter to $4.8 billion. AT&T wireless subscribers on data plans increased by 21.5 percent over the past year. Versus the year-earlier quarter, total text messages carried on the AT&T network increased about 34 percent to 161 billion and multimedia messages more than doubled to 2.8 billion.

Solid Postpaid ARPU Growth. Driven by strong data growth, postpaid subscriber ARPU increased 2.0 percent versus the year-earlier quarter to $62.84. This marked the seventh consecutive quarter AT&T has posted a year-over-year increase in postpaid ARPU. Postpaid data ARPU reached $22.02, up 19.5 percent versus the year-earlier quarter, and total postpaid subscriber revenues continued recent trends, with double-digit growth, reflecting increases in both voice and data.

Double-Digit Wireless Revenue Growth. Wireless service revenues increased 10.5 percent to $13.7 billion in the third quarter. Total wireless revenues, which include equipment sales, were up 11.4 percent year over year to $15.2 billion and increased 6.6 percent from the second quarter of 2010.

Wireless Margins. Wireless margins were impacted by increased operating costs associated with the company’s record quarter for integrated device activations. Absent the costs associated with these additional activations, service margins would have been similar to the prior quarter of this year. Operational execution and further growth in the company’s high-quality integrated device subscribers helped partially offset these costs. AT&T’s wireless operating income margin was 23.1 percent versus 25.6 percent in the year-earlier quarter, and AT&T’s wireless OIBDA service margin was 37.6 percent, compared to 40.3 percent in the third quarter of 2009 (OIBDA service margin is operating income before depreciation and amortization, divided by total service revenues). Third-quarter wireless operating expenses totaled $11.7 billion, up 15.2 percent versus the year-earlier quarter, and wireless operating income was $3.5 billion, up 0.2 percent year over year.

Wireline Operational Highlights

AT&T's third-quarter wireline results were highlighted by improving trends in revenues including the first year-over-year growth in consumer revenues in more than two years, further expansion in AT&T U-verse services, sustained growth in revenues from strategic business services and solid cost management. Highlights included:

Growth in Wireline Consumer Revenues. Driven by strength in IP data services, in the third quarter, total revenue from residential customers totaled $5.3 billion, up 0.2 percent from the third quarter of 2009, the first year-over-year growth in more than two years.

AT&T’s Award-Winning U-verse Services Drive Consumer Growth. AT&T U-verse TV subscribers increased by 236,000 in the quarter to reach 2.7 million. In the third quarter, the AT&T U-verse High Speed Internet attach rate continued to run above 90 percent, and nearly 60 percent of subscribers took AT&T U-verse Voice. More than three-fourths of AT&T U-verse TV subscribers have a triple- or quad-play option from AT&T. ARPU for U-verse triple-play customers was about $160.

AT&T's U-verse deployment now reaches more than 26 million living units. Companywide penetration of eligible living units is 14.1 percent, and across areas marketed to for 30 months or more, overall penetration is more than 22 percent. AT&T's total video subscribers, which combine the company's U-verse and bundled satellite customers, reached 4.7 million at the end of the quarter, representing 18.8 percent of households served.

Rebound in Broadband Subscriber Growth. Driven by strength in AT&T U-verse High Speed Internet service, AT&T posted a 148,000 net gain in wireline broadband connections.

U-verse Revenues Exceed $1 Billion. Increased AT&T U-verse penetration drove 30.0 percent year-over-year growth in consumer IP revenues (broadband, U-verse TV and U-verse Voice). U-verse continues to drive a transformation in AT&T’s consumer business, reflected by the fact that consumer IP revenues now represent 42.6 percent of AT&T's wireline consumer revenues, up from 32.8 percent in the year-earlier quarter. In the third quarter, AT&T U-verse revenues were $1.1 billion, 84.5 percent higher than in the third quarter of 2009.

Consumer Connection Trends. In the third quarter, AT&T posted a decline in total consumer revenue connections due primarily to expected declines in traditional voice access lines, partially offset by increases in broadband, U-verse TV and VoIP (Voice over Internet Protocol) connections. Combined wireline consumer TV and broadband connections increased by 343,000 in the third quarter and 1.3 million over the past four quarters. AT&T U-verse Voice connections increased by 166,000 in the quarter and 759,000 over the past four quarters. Total consumer revenue connections at the end of the third quarter were 43.7 million, compared with 45.7 million at the end of the third quarter of 2009 and 44.3 million at the end of the second quarter of 2010.

Further Signs of Stabilization in Business Markets. AT&T posted its best year-over-year business revenue comparisons in six quarters — reflecting continued solid sales performance and continued improvement in key economic metrics. Total business revenues were $9.5 billion, a decline of 3.9 percent versus the year-earlier quarter. Business service revenues, which exclude CPE, declined 3.7 percent year over year and decreased slightly sequentially, down 1.3 percent.

Business IP Revenues Continue Growth. Business IP data revenues grew 8.0 percent overall, led by growth in VPN revenues. Global Enterprise Solutions IP data revenues grew 9.7 percent. Approximately 70 percent of AT&T's frame customers have made the transition to IP-based solutions, which allows them to easily add managed services such as network security, cloud services and IP conferencing on top of their infrastructures.

15.4 Percent Growth in Strategic Business Services Revenues. Revenues from new-generation capabilities that lead AT&T's most advanced business solutions — including Ethernet, VPNs, hosting, IP conferencing and application services — grew 15.4 percent versus the year-earlier quarter and were up 4.5 percent from the second quarter of 2010, continuing AT&T’s strong trends in this category.

Wireline Results. Led by improved consumer and business customer trends, total wireline revenues posted their smallest year-over-year decline in six quarters, down 3.0 percent, and down slightly sequentially. Third-quarter revenues in AT&T’s wireline segment totaled $15.3 billion versus $15.7 billion in the year-earlier quarter. Third-quarter wireline operating expenses were $13.4 billion, down 3.9 percent versus the third quarter of 2009 and down 0.6 percent sequentially. Wireline operating income totaled $1.8 billion, compared to $1.8 billion in the third quarter of 2009 and $1.9 billion in the second quarter of 2010. AT&T’s third-quarter wireline operating income margin was 12.0 percent, compared with 11.2 percent in the year-earlier quarter and 12.2 percent in the second quarter of 2010.

About AT&T
AT&T Inc. (NYSE:T) is a premier communications holding company. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and around the world. With a powerful array of network resources that includes the nation’s fastest mobile broadband network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet and voice services. A leader in mobile broadband, AT&T also offers the best wireless coverage worldwide, offering the most wireless phones that work in the most countries. It also offers advanced TV services under the AT&T U-verse® and AT&T │DIRECTVSM brands. The company’s suite of IP-based business communications services is one of the most advanced in the world. In domestic markets, AT&T Advertising Solutions and AT&T Interactive are known for their leadership in local search and advertising. In 2010, AT&T again ranked among the 50 Most Admired Companies by FORTUNE® magazine.

Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com. This AT&T news release and other announcements are available at http://www.att.com/newsroom and as part of an RSS feed at www.att.com/rss. Or follow our news on Twitter at @ATTNews. Find us on Facebook at www.Facebook.com/ATT to discover more about our consumer and wireless services or at www.Facebook.com/ATTSmallBiz to discover more about our small business services.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

© 2010 AT&T Intellectual Property. All rights reserved. 3G service not available in all areas. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's Web site at www.att.com/investor.relations. Accompanying financial statements follow.

NOTE: OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from Segment Operating Income (loss), as calculated in accordance with generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. OIBDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of OIBDA, as presented, may differ from similarly titled measures reported by other companies.

NOTE: Free cash flow is defined as cash from operations minus capital expenditures. We believe this metric provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as a measure of cash available to pay debt and return cash to shareowners.